Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES AND CNL PROPERTIES TRUST

ANNOUNCE EXECUTIVE APPOINTMENTS

— REITs Entering New Phases of Their Life Cycles —

(ORLANDO, Fla.) August 8, 2011 – The Boards of Directors of CNL Lifestyle Properties, Inc. and CNL Properties Trust, Inc. (“the Companies”) have named Tom Sittema as Chief Executive Officer and Steve Mauldin as President and Chief Operating Officer of the Companies. The boards also announced the promotion of Joe Johnson to Chief Financial Officer for the Companies. Sittema’s and Mauldin’s appointments are effective September 1, 2011. Johnson’s appointment was effective on August 5, 2011.

Sittema is Chief Executive Officer of CNL Financial Group. He joined CNL in 2009 and has extensive experience in real estate investment, including more than 27 years with Bank of America Merrill Lynch and its predecessors, most recently as managing director and head of REITs and lodging investment banking. Sittema will succeed Byron Carlock, who is departing CNL after having guided CNL Lifestyle Properties to the close of its final equity offering and the launch of CNL Properties Trust.

Mauldin has more than 20 years of experience in real estate finance, investment and asset management, and most recently served as President and CEO of Crosland, LLC, a Charlotte, N.C.-based real estate development and asset management company. “We are fortunate to have Steve bring his depth of experience in all aspects of commercial real estate, as well as on the capital markets side of the business to the organization,” said Sittema.

“Byron was instrumental in growing the CNL Lifestyle Properties portfolio to over $3 billion in assets, as well as launching CNL Properties Trust,” said Sittema. “With CNL Lifestyle Properties having closed to new investors in April and CNL Properties Trust having just recently been declared effective with its first offering, the need to have an Orlando-based executive leading the Companies became more important. For personal and family reasons, Byron was unable to relocate.” Carlock will remain as an advisor to CNL through the end of 2011.

“I appreciate the sacrifices that Byron has made to commute to Orlando on a weekly basis for many years,” Sittema said. “We welcome Steve and his family back to central Florida, which is where he began his career in commercial real estate lending.”

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CNL Announces Executive Appointments/page 2 of 2

“I am proud to have been part of the CNL Lifestyle Properties leadership team as we have grown that portfolio and created a unique investment opportunity,” said Carlock. “I am looking forward to assisting in the transition for the remainder of this year while also pursuing personal interests.”

The Companies have a strong, long-standing management team that also includes Joe Johnson and Holly Greer. Johnson has been with CNL since 2001, most recently serving as Senior Vice President and Chief Accounting Officer of the companies. Johnson has extensive experience in accounting and financial management, including knowledge of SEC reporting requirements related to public real estate investment trusts. Greer serves as General Counsel for both Companies. Greer has been a part of CNL’s legal team since 2006.

“I am deeply impressed with the leadership team at the Companies, as well as CNL Financial Group,” said Mauldin. “I’m excited to have the opportunity to apply my expertise in capital markets and commercial real estate as we grow CNL Properties Trust and examine ways to maximize value for CNL Lifestyle Properties shareholders.”

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $25 billion in assets. CNL is headquartered in Orlando, Fla. For more information, visit www.CNL.com.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 150 properties in the United States and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com

About CNL Properties Trust, Inc.

CNL Properties Trust, Inc. is a real estate investment trust that seeks to acquire properties in the senior living and health care, lifestyle, lodging and specialty property asset classes. The company is headquartered in Orlando, Fla. For more information, visit www.CNLPropertiesTrust.com.

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